EXHIBIT 99
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MRO SOFTWARE
[COMPANY LOGO]

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                       INVESTOR CONTACT:
Vaughn Harring                                       Peter Rice
(781) 280-6855                                       (781) 280-6550
vaughn.harring@mro.com                               peter.rice@mro.com


             MRO SOFTWARE REPORTS PRELIMINARY SECOND QUARTER RESULTS

BEDFORD, MASS., APRIL 2, 2003 -- MRO Software, Inc. (NASDAQ: MROI), today announced preliminary results for its second quarter ended March 31, 2003. Revenues for the second quarter are anticipated to be approximately $39 million, and below the Company's previously stated expectation of $44 million to $46 million. Software license revenues for the quarter are expected to be approximately $7 million. Based on these revenue estimates, the Company expects earnings per share (EPS) to be in a range between a loss of ($0.02) to break-even on a GAAP basis.

The Company also expects that its pro-forma EPS for the quarter will be approximately $0.01 to $0.03, compared with the Company's previously stated expectation of $0.05 to $0.08. Pro-forma EPS is adjusted to exclude amortization of other intangibles expense and the related tax effects. The impact of this adjustment on earnings is approximately $0.03 per share for the quarter.

During the second quarter, MRO Software experienced longer-than-anticipated sales cycles for its asset management solutions, due in part to general economic uncertainty and continued IT spending delays in several key business sectors.

Today, the Company is revising its guidance downward for the fiscal year. The Company now expects that total revenues for fiscal year 2003 will be approximately the same or slightly below the $172 million reported in the prior fiscal year, revised from earlier guidance of $180 million to $190 million. As a result, the Company's earnings guidance for the full fiscal year 2003 has also been revised. On a GAAP basis, EPS is expected to be between $0.07 and $0.12 per share. On a pro-forma basis, EPS is expected to be between $0.17 and $0.22 per share, compared with the Company's previously stated expectation of $0.30 to $0.40. Pro-forma EPS is adjusted to exclude amortization of other intangibles expense and the related tax effects. The impact on earnings of this adjustment is expected to be approximately $0.10 per share for the full fiscal year.

The Company will hold a conference call to discuss these preliminary results on Wednesday, April 2, beginning at 5:00 p.m. EST. To participate in this call, dial (800) 932-9896, outside the U.S., call (706) 634-5804. A replay of the call will be available beginning at approximately 7:00

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p.m. EST on April 2, 2003. To access the replay dial (800) 642-1687, or outside the U.S., dial (706) 645-9291 and use conference ID: 9558548.

MRO Software will release its second fiscal quarter earnings on April 17, 2003, and will host an earnings conference call on Thursday, April 17, 2003 beginning at 4:30 p.m. EDT. Information for that call will be forthcoming.

FORWARD-LOOKING STATEMENTS. These estimated results are preliminary, and are subject to adjustment pursuant to the Company's normal closing procedures. There can be no assurance that the actual results will not differ materially from those projected herein.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, among other things, adjustments arising during the quarter-end accounting review that result in changes to our preliminary results or guidance, continued or worsening delays and slowdowns in IT spending and in the market for our products, delays with the adoption and market penetration of our recently acquired MainControl products, lower than expected benefits from our partner program, and those factors discussed in the Section entitled "Factors Affecting Future Performance" in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2003.

ABOUT MRO SOFTWARE, INC.

MRO Software is the leading provider of e-Business solutions for strategic asset management. The Company's integrated suite of applications optimizes performance, improves productivity and service levels and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

The Company's asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software's solutions customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management and provisioning across the asset base.

MRO Software (Nasdaq: MROI) is a global company based in Bedford, Mass., with approximately 950 employees, 10,000 customers and more than 260,000 end-users. The Company markets its products through a direct sales organization in combination with a network of international distributors. MRO Software has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO Software can be found at http://www.mro.com.

MAXIMO(R) is a registered trademark, and MRO SoftwareTM is a trademark, of MRO Software, Inc.

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